Exhibit 99 to Form 3 for
                               CNE Group, Inc. on
                          Behalf of Carol L. Gutowski

Note 1:   Ownership held JTWROS with husband, Michael J. Gutowski.



Note 2: The reported securities are attached to 4,867,937 shares of CNE Group, Inc. Class C Preferred Stock acquired April 23, 2003.